BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON NOVEMBER 21, 2018

1.            Date, Time and Place: Meeting held on November 21, 2018, at 10:00 a.m., by conference call.

2.            Summons and Presence: Summons was waived due to the presence of the totality of the members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) Execution of New Short Term Loan with Banco do Brasil.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolutions were taken:

5.1.       Execution of New Short Term Loan with Banco do Brasil. The totality of the members of the Board of Directors, under the terms of Article 23, items (xii) and (xxxiii) of the Bylaws, confirmed, by unanimous votes, registering the abstention of Mr. Walter Malieni, the execution, by the Company, of a new short term loan in the total amount of USD 55,000,000.00 (fifty five million dollars) with Banco do Brasil, and its respective formalization instruments, on November 14, 2018 with fixed cost of 4.67% per annum (corresponding to 109.0% of CDI rate), upon subscription of the agreement, respective promissory note linked to the transaction and further documents necessary for its formalization.

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on November 21, 2018.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON NOVEMBER 21, 2018

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 77 and 78, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, November 21, 2018.

Cristiana Rebelo Wiener Secretary

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on November 21, 2018.